		EXHIBIT 11

CLECO CORPORATION
COMPUTATION OF NET INCOME PER COMMON SHARE
(UNAUDITED)
	For the three months ended September 30,
	2003	2002
	(Thousands, except share and per share amounts)
Basic
Net income before preferred dividend requirements	$ 23,803	$ 36,860
Preferred dividend requirements, net	461	468

Net income applicable to common stock	23,342	36,392

Total basic net income applicable to common stock	23,342	36,392
Total basic net income per common share	$ 0.49	$ 0.77

Weighted average number of shares of common stock
outstanding during the year	47,239,652	47,033,832

Diluted
Net income applicable to common stock	$ 23,342	$ 36,392
Adjustments to net income related to Employee Stock
Ownership Plan (ESOP) under the "if-converted" method:
Add: Loss of deduction for actual dividends paid
on convertible preferred stock, net of tax	494	319
Deduct: Tax benefit lost on above @ 38.48%	(190)	-
Deduct: Additional cash contribution equal to preferred dividends
less dividends paid at common dividend rate	(31)	(20)
Add: tax benefit gained on above @ 38.48%	12	-
Add: tax benefit on dividends paid on ESOP common shares assuming plan was based on common stock and benefit reduced income tax expense
on income statement @ 38.48% (as of 1/1/95 only on allocated shares)	169	151
Adjusted net income applicable to common stock	23,796	36,842

Total adjusted net income applicable to common stock	23,796	36,842
Total diluted net income per common stock	$ 0.48	$ 0.74

Weighted average number of shares of common stock
outstanding during the year	47,239,652	47,033,832
Number of equivalent common shares attributable to ESOP	2,335,193	2,453,746
Common stock under stock option grants average shares	5,012	11,387

Average diluted shares	49,579,857	49,498,965

			EXHIBIT 11

CLECO CORPORATION
COMPUTATION OF NET INCOME PER COMMON SHARE
(UNAUDITED)
	For the nine months ended September 30,
	2003		2002
	(Thousands, except share and per share amounts)
Basic
Net income (loss) before preferred dividend requirements	$ (24,785)		$ 68,695
Preferred dividend requirements, net	1,395		1,405

Net income (loss) applicable to common stock	(26,180)		67,290

Total basic net income (loss) applicable to common stock	(26,180)		67,290
Total basic net income (loss) per common share	$ (0.56)		$ 1.46

Weighted average number of shares of common stock
outstanding during the year	47,169,527		46,008,615

Diluted
Net income (loss) applicable to common stock	$ (26,180)		$ 67,290
Adjustments to net income related to Employee Stock
Ownership Plan (ESOP) under the "if-converted" method:
Add: Loss of deduction for actual dividends paid
on convertible preferred stock, net of tax	-		968
Deduct: Tax benefit lost on above @ 38.48%	-		-
Deduct: Additional cash contribution equal to preferred dividends
less dividends paid at common dividend rate	-		(54)
Add: tax benefit gained on above @ 38.48%	-		-
Add: tax benefit on dividends paid on ESOP common shares assuming plan was based on common stock and benefit reduced income tax expense
on income statement @ 38.48% (as of 1/1/95 only on allocated shares)	-		434
Adjusted net income (loss) applicable to common stock	(26,180)		68,638

Total adjusted net income (loss) applicable to common stock	(26,180)		68,638
Total diluted net income (loss) per common stock	$ (0.56)		$ 1.41

Weighted average number of shares of common stock
outstanding during the year	47,169,527		46,008,615
Number of equivalent common shares attributable to ESOP	-		2,487,763
Common stock under stock option grants average shares	-		70,886

Average diluted shares	47,169,527	*	48,567,264

* For the nine months ended September 30, 2003, as Cleco incurred a loss from operations, there is no assumption of any potentially dilutive shares in the computation of diluted earnings per share.